EX-99.h.6.a

FORM OF AMENDED AND RESTATED EXHIBIT A

DATED __________ __, 2021

to the Amended and Restated Expense Limitation Agreement effective as of June 11, 2008, as most recently amended effective February 28, 2017 between

ABERDEEN FUNDS and

ABERDEEN STANDARD INVESTMENTS INC.

(formerly, Aberdeen Asset Management Inc.)

Name of Fund/Class
abrdn China A Share Equity Fund	0.99%
abrdn Emerging Markets Sustainable Leaders Fund	1.10%
abrdn U.S. Sustainable Leaders Smaller Companies Fund	0.90%
abrdn Emerging Markets ex-China Fund (formerly, Aberdeen Global Equity Fund)	1.19%
abrdn U.S. Small Cap Equity Fund	0.99%
abrdn Intermediate Municipal Income Fund	0.50%
abrdn Global Absolute Return Strategies Fund	0.65%
abrdn International Small Cap Fund	0.99%
abrdn Emerging Markets Fund	1.10%
abrdn U.S. Sustainable Leaders Fund	0.90%
abrdn Emerging Markets Debt Fund	0.65%
abrdn International Sustainable Leaders Fund	0.90%
abrdn Global Equity Impact Fund	0.90%
abrdn Global High Income Fund	0.75%

* Unless otherwise noted, this contract may not be terminated before February 28, 2022 (February 28, 2023 for Aberdeen International Sustainable Leaders Fund, Aberdeen Global Equity Impact Fund, and Aberdeen Global High Income Fund) with respect to any one or more Funds without the approval of the Independent Trustees.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Exhibit A to be executed in its name and on its behalf by its duly authorized representative as of ______________ __, 2021.

ABERDEEN FUNDS

By:
Name: Lucia Sitar
Title: Vice President

ABERDEEN STANDARD INVESTMENTS INC.

By:
Name: Lucia Sitar
Title: Vice President